Exhibit 10.16

PDF Solutions, Inc.

333 West San Carlos Street, Suite 700, San Jose, CA 95110 USA

 Telephone: 408 280 7900, Fax: 408 280 7915

www.pdf.com

December 29, 2008

Keith Jones

Dear Keith:

You and PDF Solutions, Inc. (“PDF” or the “Company”), signed an offer letter, dated October 10, 2005 (the “Offer Letter”).  This letter agreement amends the Offer Letter in order for the cash severance payments under the Offer Letter to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Except as otherwise amended in this letter agreement, the Offer Letter remains in full force and effect.

This letter agreement amends and restates Section 5 of the Offer Letter to read in its entirety as follows:

“5.           Termination.  In the event that you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(h) (“Separation”), by the Company for a reason that is other than for (i) cause, (ii) death or (iii) Permanent Disability (as defined below), provided that you satisfy the Conditions (as defined below) within the Deadline (as defined below), then the Company will provide you with the following severance:  (i) your base salary for a period of six (6) months following your Separation (the “Salary Continuation Period”), which will be payable at the then regular payroll rates over the Salary Continuation Period in accordance with the Company’s standard payroll schedule, commencing on the Company’s first regular payroll date that is at least five (5) days after the Conditions have been satisfied and the Release’s effective date; (ii) monthly premiums to continue your (and, if applicable, your eligible spouse and dependents) Company health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period equal in length to the Salary Continuation Period, commencing on the first day that you (and your dependents) lose health care coverage under the Company’s health plans; provided that you (or, if applicable, your eligible spouse and dependents) timely elect to continue your health insurance under COBRA and are, and continue to be, eligible for such benefits; and, (iii) acceleration of the vesting of all of your stock options outstanding as of the date of your Separation such that you vest, effective as of the date of your Separation, in the number of shares you would have vested in had you continued to provide services to the Company for an additional six (6) months following your Separation.  As a condition to receiving the benefits stated in this paragraph, you hereby agree to release the Company from potential claims through the date of Separation and to return all Company property within thirty (30) days following the Separation (collectively, the “Conditions”), and you will be required, and you hereby agree, to sign a standard general release of claims in a form prescribed by the Company (the “Release”) within thirty (30) days following the Separation (the “Deadline”).

For purposes of Code Section 409A, each payment that is paid under the preceding paragraph is hereby designated as a separate payment.  Notwithstanding anything to the contrary, each of the payments provided in connection with your Separation is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section, it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Separation has occurred; provided that, to the extent that any of such payments and any other payments paid to you in connection with your Separation does not qualify to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS, the portion of the payments that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, will be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first (1st) tax year in which your Separation occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first (1st) tax year in which your Separation occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if any of the payments provided in connection with your Separation does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or Treasury Regulation Section 1.409A-1(b)(4) and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A, each such payment will not be made or commence until the date which is the first (1st) business day of the seventh (7th) month after your Separation and the installments that otherwise would have been paid during the first six (6) months after your Separation will be paid in a lump sum on the first (1st) business day of the seventh (7th) month after your Separation. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

For purposes of this letter agreement, “Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of one hundred and twenty (120) consecutive days because of your physical or mental impairment.”

This amendment to the Offer Letter may be executed by fax copies and scanned images (exchanged via electronic mail) in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  To indicate your acceptance of this amendment to the Offer Letter, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

PDF SOLUTIONS, INC.

John K. Kibarian
Chief Executive Officer & President

THE FOREGOING TERMS AND CONDITIONS
ARE HEREBY AGREED TO AND ACCEPTED:

Signed:

Print Name: Keith A. Jones

Date: December , 2008